Exhibit 99.1

KL Acquisition Corp Announces Pricing of $250 Million Initial Public Offering

NEW YORK, NY., Jan. 7, 2021 /PRNewswire/ -- KL Acquisition Corp (the “Company”) today announced that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading Friday, January 8, 2021, under the ticker symbol “KLAQU.”  Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.  Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “KLAQ” and “KLAQW,” respectively.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the healthcare or healthcare-related sectors. The Company is led by Chief Executive Officer and Chairman of the Board of Directors, Doug Logigian. The sponsor of the Company is KL Sponsor LLC, an affiliate of Kennedy Lewis Management LP, a leading alternative asset manager with significant investment experience and dedicated healthcare expertise with a focus on life sciences.

Goldman Sachs & Co. LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus.  Copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com,

A registration statement relating to these securities has been filed with, and was declared effective by, the Securities and Exchange Commission (“SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering.  No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Doug Logigian

Chief Executive Officer

KL Acquisition Corp

Tel: 212-782-3480

Email: ir@klacquisitioncorp.com